Summary Translation	Exhibit 4.74

Loan Agreement

Contract No. : ABC(2012)1003-1 13010120140000069

Borrower : Shijie Kaiyuan Auto Trading Group Co., Ltd.

Lender : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : January 03, 2014

Loan Amount : RMB100,000,000

Length of maturity : From January 09, 2014 to January 08, 2015

Use of Loan : Vehicle Purchase

Loan Interest : 6.60%

Debt Note:	Debt note is one of the part of the contract, not specified in the contract or records do not match the loan amount, date of draft, repayment date stated on the debt note, the loan documents shall prevail.

There are three Debt Note of the contract:

1.	Date of Draft : January 9, 2014
Draft Amount: RMB30,000,000

2.	Date of Draft : January 20, 2014
Draft Amount: RMB20,000,000

3.	Date of Draft : February 10, 2014
Draft Amount: RMB50,000,000

Withdrawal Amount : RMB100,000,000

Payment Method : The principal shall be fully repaid with interest at the maturity date of the loan.

Repayment Date : January 08, 2015

Loan Guarantee : Guaranty of Mortgage

- Hebei Ruiliang Trading Co,. Ltd entered into The Maximum Mortgage Contract with the Agricultural Bank of China, Shijiazhuang North City Branch, with the contract no. ABC(2012)2002 13100220140001410